Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the BP p.l.c. Share Value Plan of our reports dated 17 March 2016, with respect to the group financial statements of BP p.l.c., and the effectiveness of internal control over financial reporting of BP p.l.c., included in its Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
London, England

17  March 2016